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                                                                    Exhibit 10.1

                                    AGREEMENT



         This AGREEMENT, made as of the 25th day of November, 1997, by and among United States Surgical Corporation, a Delaware corporation (the "Company"), and _________ (the "Executive").

         WHEREAS, the Executive is presently employed as an executive officer of the Company; and

         WHEREAS, the Board of Directors of the Company (the "Board") considers it essential to the best interests of the Company and its stockholders to foster the Company's ability to retain key management personnel; and

         WHEREAS, the Board recognizes that, as is generally the case with publicly-held corporations, the possibility of a Change in Control (as hereinafter defined) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

         WHEREAS, the Board intends this Agreement to provide protection for its executive officers in general, for so long as such officers remain in the employment of the Company, against the exigencies of a Change in Control, but not to otherwise provide assurance of or rights to continued employment; and

         WHEREAS, the Board believes it to be in the best interests of the Company and its stockholders that the Company and the Board be able to rely upon the Executive to continue in his/her position, and that the Company be able to receive and rely upon the Executive's advice as to the best interests of the Company, without concern that he or she might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and

         WHEREAS, should the possibility of a Change in Control arise, in addition to the Executive's regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, to advise management and the Board as to whether such Change in Control would be in the best interests of the Company and to take such other actions as the Board might determine to be appropriate; and

         WHEREAS, this Agreement is not intended to alter the rights of the Executive in the absence of a Change in Control of the Company with respect to his/her employment by the Company or his/her compensation and benefits in connection with such
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employment and, accordingly, this Agreement, although taking effect as provided below, will be operative only upon a Change in Control of the Company.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1. Term. This Agreement shall be effective as of November 25, 1997 and shall continue to be effective for the period ending on the "Expiration Date"; provided, that the Executive's right to indemnification and insurance coverage shall continue beyond the Expiration Date for the duration of all applicable statutes of limitations. The "Expiration Date" shall initially be November 25, 2002, and thereafter shall automatically be extended for successive two-year periods unless, not later than six months prior to any such Expiration Date, the Company shall have given notice to the Executive that it does not wish the Expiration Date to be so extended. Notwithstanding the foregoing, (i) the Expiration Date shall be any earlier date on which the Executive's employment with the Company terminates for any reason, in the event such termination occurs prior to the commencement of the "Protection Period" (as hereinafter defined), and (ii) in the event of a "Change in Control" of the Company (as hereinafter defined), this Agreement shall continue in effect, and the Expiration Date shall not occur, until the expiration of the "Protection Period" and the satisfaction of the Company's obligations to provide all severance payments and benefits to which the Executive is or may become entitled hereunder.

         2. Definition of "Change in Control". For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred upon:

         (a) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (i) the then outstanding shares of common stock of the Company ("Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company,
(2) any acquisition by the Company, and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company;

         (b) A change in the composition of the Board such that the individuals who, as of the date hereof, constitute the Board (the Board as of the date hereof shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this subsection, any individual who becomes a member of the Board subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a three-quarters majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, however, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;

         (c) The approval by the stockholders of the Company of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (i) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing eighty percent (80%) of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation, or (ii) other securities (of either the Company or another company) or cash or other property;

         (d) The approval by the stockholders of the Company of (i) the sale or other disposition of all or substantially all of the assets of the Company or
(ii) a complete liquidation or dissolution of the Company;

         (e) Either (i) the Company shall have entered into a definitive agreement with any Person, which, if consummated, would result in a Change in Control as specified in paragraphs (a) through (d) of this Section 2, or (ii) any Person initiates a tender offer to acquire shares of the Common Stock which, if consummated, would result in a Change in Control as specified in paragraphs
(a) through (d) of this Section 2; provided, however, that the occurrence of any such event specified in (e)(i) or (ii) above shall cease to constitute a Change in Control if, prior to the occurrence of a Covered Termination (as hereinafter defined), such definitive agreement or tender offer shall be terminated or abandoned without having been consummated and the Board of Directors shall make a final determination that a Change in Control as contemplated by this Section 2(e) had not occurred as a result of such definitive agreement or tender offer; or

         (f) The Board adopts a resolution to the effect that any Person has (i) acquired effective control of the business and affairs of the Company, or (ii) taken actions which, if consummated, would result in its having acquired effective control of the business and affairs of the Company.

         3. Covered Termination. The termination benefits described in Section 4 hereof shall be provided to the Executive in the event that he/she suffers a "Covered Termination" of his/her employment with the Company during the "Protection Period"
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or, to the extent provided in paragraph (c) of such Section 4, shall be provided upon the earlier of a Change in Control or a Covered Termination. For purposes hereof, the "Protection Period" shall be the three (3) year period that commences on the date of the Change in Control, and, with respect to a Change in Control under paragraphs (e) and (f) of Section 2 hereof, that recommences (for the full three-year period) on the date of consummation of the underlying actions. For purposes hereof, "Covered Termination" shall mean (i) termination of employment by the Company other than for "Cause" as described below or (ii) termination of employment by the Executive for "Good Reason" as described below; provided, however, that in the event of a Change in Control under paragraphs (e) and (f) of Section 2 hereof, the time period within which a Covered Termination for "Good Reason" may occur shall begin only upon the consummation of the underlying actions (and not upon any earlier date). The Executive shall not be treated as having suffered a Covered Termination in the event of his/her death or disability, his/her involuntary termination by the Company for "Cause," his/her voluntary termination from the Company other than by "Good Reason," or his/her termination of employment for any reason prior to the commencement of, or following the expiration of the Protection Period. Further, the Executive's employment shall be deemed to have been terminated during the Protection Period by the Company without cause or by the Executive with Good Reason if (i) the Executive's employment is terminated prior to a Change in Control without cause at the direction of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control, or (ii) if the Executive terminates his employment with Good Reason prior to a Change in Control (determined by treating a potential Change in Control as a Change in Control in applying the definition of Good Reason, if the circumstance or event which constitutes Good Reason occurs at the direction of such Person).

         (a) Termination For Cause. For purposes hereof, the Company shall have "Cause" to terminate the Executive's employment during the Protection Period if:

                  (i) the Executive engages in willful misconduct in the performance of his/her material duties to the Company, which resulted in a demonstrable material adverse effect on the Company's consolidated results of operations; or

                  (ii) the Executive is convicted by a court of competent jurisdiction of any crime (or enters a plea of guilty of nolo contendere to a charge of any crime) constituting a felony under the laws of the United States or one of its political subdivisions.

         Notwithstanding the foregoing, the Executive's employment shall be considered to have been terminated for Cause only if, prior to such termination,
(1) the Company shall have given to the Executive written notice, which notice must include a copy of a resolution duly adopted by the affirmative vote of the board of directors of the Company at a meeting called and held for the purpose of considering such termination
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and finding, objectively supported by extrinsic evidence, that, in the good faith belief of such board, the Executive was guilty of the conduct specified in
(a)(i) or (ii) above, and stating with specificity the reason for the Executive's termination and (2) if such reason for termination is susceptible of cure or remedy, a period of thirty (30) days from and after the giving of such notice shall have elapsed without the Executive's having cured or remedied such reason for termination during such 30-day period, unless such reason for termination cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed 30 days) provided the Executive has made and continues to make a diligent effort to effect such remedy or cure.

         (b) Compensation During Dispute. If a dispute arises as to a Purported Termination for Cause, and the Executive institutes a proceeding for a determination as to rights under this Agreement, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until final judicial determination as to whether Cause existed. Amounts paid under this Section 3(b) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

         (c) Termination for Good Reason. For purposes of this Agreement, the Executive shall have "Good Reason" to terminate his/her employment with the Company during the Protection Period if:

                  (i) unless the Executive gives his/her advance written consent:

                           (A)  the Executive is not, within seven (7) days
following the Change in Control, employed in the "Same Capacity" (as hereinafter defined) by the ultimate parent entity (the "Parent Company") of the entity which, following the Change in Control, (1) is the successor in interest of the Company, (2) is the owner of at least twenty percent (20%) of the Outstanding Company Voting Securities, and is the owner of the single largest percentage of such securities or (3) represents a substantial continuation of the Company's business, assets or liabilities, as in existence prior to the Change in Control; for purposes hereof, "Same Capacity" shall mean in the same position, with the same title and carrying the same duties and responsibilities as in effect immediately prior to the Change in Control;

                           (B)  any assignment to the Executive of any duties
inconsistent with or inappropriate to his/her status and office with the Company or the Parent Company, whichever shall employ the Executive following the Change in Control (such entity, as applicable following the Change in Control, being referred to in this Agreement as the "Company");
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                           (C)  a diminution in the nature or status of the
Executive's responsibilities from those in effect immediately prior to the Change in Control of the Company;

                           (D)  an adverse change in the Executive's direct or
indirect reporting relationships from those in effect immediately prior to the Change in Control; or

                  (ii) the Executive suffers a decrease in his/her level of compensation because of one or more of the following:

                           (A)  the Executive's "Base Salary" is reduced; for
purposes of this Agreement, the Executive's "Base Salary" shall mean the annual rate of salary payable to the Executive in accordance with the Company's normal payroll practices at the annual rate then existing prior to the Change in Control, and prior to any deductions required by law and determined without regard to any salary reduction election made by the Executive under any employee benefit plan of the Company;

                           (B)  the Company fails to pay to the Executive for
each fiscal year that ends after a Change in Control annual incentive bonus amounts representing a percentage of Base Salary at least as great as the percentage represented by the maximum bonus opportunity percentage of Base Salary in effect for the Executive immediately prior to the Change in Control as set forth in Exhibit A.

                           (C)  the Executive suffers any reduction in the
employee benefits (including all insurance, pension, welfare, fringe benefits and perquisites) that are provided to the Executive from the benefit levels in effect immediately prior to the Change in Control, unless the Company provides substitute employee benefits of a comparable nature that are at least as valuable to the Executive on an after-tax basis; or

                           (D)  the Company fails to grant to the Executive
stock options or similar equity incentive rights during each twelve (12) month period following the Change in Control on the basis of the total value of shares or units and all other material terms (including vesting requirements) at least as favorable to the Executive as those rights granted to him on an annualized average basis for the 12 month period immediately prior to the Change in Control;

                  (iii) the principal business offices of the Company are not located within thirty (30) miles from the Company's existing location in Norwalk, Connecticut, provided that such relocation increases the distance from the Executive's principal residence to such offices;
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                  (iv) if the Executive is a member of the Board at the time of a Change in Control, there occurs either (A) a termination or forced resignation of the Executive's service on the Board; or (B) a failure to re-nominate the Executive (at the earliest practicable date) for membership on the Board following expiration of his/her term as a member thereof; or

                  (v) the common stock of neither the Company nor the Parent Company is registered pursuant to Section 12 of the Exchange Act.

         4. Consequences of Covered Termination. In the event that the Executive's employment with the Company shall have been terminated during the Protection Period in a manner that shall constitute a Covered Termination, the Company shall provide the following severance payments and benefits (based on the compensation levels as set forth in Exhibit A appended hereto from time to time during the pendency of this Agreement) to the Executive:

         (a) Base Salary. Within 15 days following the Covered Termination, the Executive shall receive a lump-sum cash payment equal to 2.99 times the Executive's Base Salary in effect at the time of the Covered Termination (such resulting amount being referred to herein as the "Base Salary Payment"). For purposes of this Section 4, the Executive's Base Salary shall be determined immediately prior to any reduction in such salary rate that constitutes Good Reason under Section 3 hereof.

         (b) Incentive Bonus. Within 15 days following the Covered Termination, the Executive shall receive a lump-sum cash payment equal to 2.99 times the annual incentive bonus amount which is equal to the maximum bonus opportunity annual amount which was in effect prior to the Change in Control;

         In addition, in the event that the Executive is participating in one or more cycles of any annual or long-term incentive bonus program of the Company at the time of Covered Termination, he/she shall also receive a lump-sum payment hereunder in lieu of his/her continued participation in such program, equal to
2.99 times the long term incentive bonus level set forth in Exhibit A appended hereto from time to time during the pendency of this Agreement.

         (c) Equity Incentives. Immediately upon the earlier of a Change in Control or Covered Termination, (i) any stock options or similar equity incentive rights previously granted to the Executive that are not then fully vested and exercisable pursuant to their terms shall become fully vested and immediately exercisable. As to any other types of equity-based incentive awards previously granted to the Executive under any equity-based incentive compensation plan or arrangement of the Company prior to the date of Covered Termination, any restrictions on exercise, payment or transfer shall immediately lapse, and the Executive shall be paid any cash or property underlying such award upon such termination, in all respects as though any vesting requirements or any corporate or individual performance goals associated with such awards had been met as of the date of Covered Termination. Additionally, if the Executive has entered an agreement to purchase shares or options from the Company more than 30 days prior to said Change in Control such debt shall be forgiven and said stock or options shall be immediately vested in and fully exercisable by the Executive. Notwithstanding the foregoing or anything elsewhere in this Agreement to the contrary, this Agreement shall not replace, restrict or impair the rights of the Executive under the terms of any equity-based incentive compensation plan or arrangement of the Company.

         (d) Welfare Benefits. The Executive shall be entitled to coverage and benefits, at the Company's sole expense, for a period of three years following his/her Covered Termination (the "Continuation Period"), under all welfare benefit plans of the Company (including, without limitation, medical, dental, group life, dependent life, supplemental life, split dollar life, accidental death and dismemberment, travel accident, short-term disability and long-term disability plans) for which he/she was eligible at the time of a Covered Termination as though his/her termination of employment had not occurred (without regard to any change in such plans that constitutes Good Reason under Section 3 hereof). (The benefit Coverages to be provided hereunder are hereinafter referred to as "Welfare Continuation Coverages".) All Welfare Continuation Coverages shall apply to the Executive and any of his/her dependents who would have been eligible for coverage if the Executive had continued to be employed by the Company for the Continuation Period. The Company may provide the Executive with the Welfare Continuation Coverages under arrangements other than the generally applicable welfare benefit plans of the Company, provided that the benefit Coverages so provided are at least as favorable to the Executive as coverage under the otherwise applicable Welfare Continuation Coverages, on a coverage by coverage basis, and taking into account all tax consequences to the Executive. At the expiration of the Continuation Period, the Executive shall be treated as a then terminating employee of the Company with respect to the right to elect continued medical and dental Coverages in accordance with section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto and with respect to any similar welfare benefit continuation rights.

         (e) Car Allowance. Within 15 days following the Covered Termination, the Executive shall receive a lump-sum cash payment equal to 2.99 times the annual amount of his/her automobile allowance most recently in effect prior to the date of Covered Terminations.

         (f) Outplacement. During the twelve-month period commencing on the date of Covered Termination, the Company shall provide to the Executive, at the Company's sole expense, executive outplacement services (commensurate with the Executive's position), office space and secretarial support services.

         (g) Personal Property. The Executive shall be entitled to retain all company property used by the Executive at his house or other dwelling in the course of his employment as long as the fair market value of said property is less than $10,000. Further, any and all private club memberships utilized by the Executive during his/her employment shall be transferred to the Executive with transference fees (if any) being borne by the Company. After such transference the Executive shall bear all future costs with the Company having no further responsibility therefor.

         (h) Tax Return Preparation. The Executive shall be entitled to receive, at the Company's sole expense (but limited to $15,000 per year), for a period of one year following his or her Covered Termination, annual tax advice and/or tax return preparation services as provided by a third-party professional selected by the Executive.

         5. Excise Tax Gross-Up Payment. In the event it shall be determined that any payment or distribution by the Company or any other person or entity to or for the benefit of the Executive is a "parachute payment" (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his/her employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets (a "Payment"), and would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), concurrent with the making of such Payment, the Company shall pay to the Executive an additional payment (the "Gross-Up Payment") in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on such Payment and any federal, state or local income tax and Excise Tax on the Gross-Up Payment shall equal the amount of such Payment. All determinations concerning the application of the foregoing shall be made by a nationally recognized firm of independent accountants (together with legal counsel of its choosing), selected by the Executive and satisfactory to the Company, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants and counsel shall be borne by the Company. In the event the Internal Revenue Service assesses the Executive an amount of Excise Tax in excess of that determined in accordance with the foregoing, the Company shall pay to the Executive an additional Gross-Up Payment, calculated as described above in respect of such excess Excise Tax, including a Gross-Up Payment in respect of any interest or penalties imposed by the Internal Revenue Service with respect to such excess Excise Tax.

         6. Late Payments: Tax Withholding. Any payment required to be made to the Executive under this Agreement that is not made at the time required hereunder shall bear interest at a rate equal to 120% of the monthly compounded applicable federal rate, as in effect under Section 1274(d) of the Code for the month in which the payment is required to be made. All payments required to be made to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

         7. Indemnification. Following the occurrence of a Covered Termination, the Company shall indemnify the Executive to the fullest extent permitted by the Delaware General Corporation Law, with respect to all judgments, fines, amounts paid in settlement, costs, charges and expenses whatsoever (including payment of expenses in advance of the final disposition of a proceeding) incurred or sustained by the Executive in connection with any threatened, pending or completed action, suit or proceeding to which he/she may be made a party or is threatened to be made a party by reason of his/her being or having been a director, officer, employee or agent of the Company or his/her serving or having served any corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the Company, including, without limitation, any such action, suit or proceeding relating in any way to the Change in Control. The Company shall maintain in full force and effect for the benefit of the Executive, for the duration of all applicable statute of limitations periods, liability insurance policies at least as favorable to the Executive as those maintained by the Company for the benefit of its directors and officers at the time of the Change in Control, provided that such policies are provided to its directors and officers generally or are reasonably obtainable by the Company.

         8. No Obligation to Mitigate. The Executive shall be under no obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligation to make the payments and provide the benefit Coverages required under this Agreement. In addition, the Company's obligation to make the payments and provide the benefits required under this Agreement shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other rights which the Company may have against the Executive.

         9. Successors and Assigns. This Agreement and all rights hereunder are personal to the Executive and shall not be assignable; provided, however, all of the Executive's rights following his/her death shall inure to the benefit of his/her surviving spouse, personal representatives or designees or other legal representatives, as the case may be. The Company shall require any person, firm or corporation succeeding to the business of the Company by merger, purchase, consolidation or otherwise to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it, had no such succession had taken place. Notwithstanding any such assumption or assignment, the Company shall remain liable and responsible for the fulfillment of its obligations under this Agreement. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid and which succeeds to any and all obligations and rights of the Company hereunder.

         10. Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

         11. Entire Agreement. This Agreement constitutes the entire agreement among the parties respecting the subject matter hereof and supersedes any prior agreements respecting the subject matter hereof. No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties, and no discharge of the terms of this Agreement shall be deemed valid unless by full performance by the parties or by a writing signed by the parties. No waiver by a party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

         12. Notice. Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally against receipt therefor or mailed by certified or registered mail, return receipt requested, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.

                  Notice to the Company shall be addressed to:

                           United States Surgical Corporation
                           150 Glover Avenue
                           Norwalk, Connecticut 06856
                           Attn: Thomas R. Bremer
                           Senior Vice President and General Counsel

         Notice to the Executive shall be addressed to him/her at the executive offices of the Company, with a copy to him at his/her home address as shown on Exhibit A.

         All such notices shall be deemed effectively given five (5) days after the same has been deposited in a post box under the exclusive control of the United States Postal Service.

         13. Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Connecticut and the parties submit to the jurisdiction of the courts of the State of Connecticut for the purpose of any actions or proceedings which may be required to enforce the terms hereof.

         14. Legal Expenses. The Company shall pay directly or reimburse the Executive (at the Executive's option) for any and all legal fees and expenses incurred by the Executive relating to the enforcement or the attempted enforcement, of any obligation of the Company hereunder, regardless of outcome, provided that the Executive's claims in such regard are not determined by a trier of fact to be frivolous.

         15. Captions and Headings. Captions and paragraph headings are for convenience only, are not a part of this Agreement and shall not be used to construe any provision of this Agreement.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Agreement. It shall not be necessary that any counterpart be signed by the parties hereto so long as each such party shall have executed a counterpart.

         IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.



                                    UNITED STATES SURGICAL CORPORATION




                                    Howard M. Rosenkrantz
                                    President and Chief Operating Officer


                                    EXECUTIVE